Exhibit 5.1

January 5, 2021
Exact Sciences Corporation
5505 Endeavor Lane
Madison, WI 53719
Ladies and Gentlemen:
We have acted as counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the prospectus supplement dated January 5, 2021 (the “Prospectus Supplement”) to the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 1, 2020 (File No. 333-238845) (including the prospectus contained therein, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the selling stockholders identified in the Prospectus Supplement under the heading “Selling Stockholders” of up to 9,323,266 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Shares were issued to the Selling Stockholders in connection with the Company’s acquisition of Thrive Earlier Detection Corp., a Delaware corporation (“Thrive”), pursuant to the Agreement and Plan of Merger dated as of October 26, 2020 (the “Merger Agreement”), by and among the Company, Eagle Merger Sub I, Inc., Eagle Merger Sub II, LLC, Thrive, and Shareholder Representative Services LLC (solely in its capacity as holders’ representative), as amended on December 23, 2020 and January 4, 2021 (as so amended, the “Merger Agreement”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
For purposes of rendering the opinion stated herein, we have examined (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Merger Agreement, (iv) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended through the date hereof, (v) the Company’s Fourth Amended and Restated By-Laws, (vi) resolutions adopted by the board of directors of the Company approving the Merger Agreement, the transactions contemplated thereby, and other related matters, (vii) a certificate of an officer of the Company, dated the date hereof, (viii) a certificate from the Secretary of State of the State of Delaware, dated January 4, 2021, with respect to the Company’s incorporation, existence and good standing under the laws of the State of Delaware, and (ix) the Company’s stock ledger.
We have also examined such questions of law, and the originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records, as we have deemed necessary or appropriate as a basis for the opinion stated herein.
In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed that (i) the Merger Agreement constitutes the legal, valid, and binding obligation of each party thereto in accordance with its terms, and (ii) the Merger Agreement was duly adopted, executed and delivered by all parties thereto other than the Company. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company.
Our opinion set forth below is limited to the General Corporation Law of the State of Delaware (“DGCL”) and reported decisions interpreting the DGCL.
Based upon and subject to the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

Exact Sciences Corporation
January 5, 2021

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Prospectus Supplement or the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the filing of the Prospectus Supplement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.
Very truly yours,
/s/ K&L Gates LLP
K&L Gates LLP